Exhibit 4.6

EXECUTION VERSION

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

dated as of May 28, 2010

among

AMERICAN TIRE DISTRIBUTORS, INC.,

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Collateral Agent and Trustee

TABLE OF CONTENTS*

*	The Table of Contents is not a part of the Intercreditor and Collateral Agency Agreement.

- i -

Table of Contents (cont.)

Exhibit A	-	Form of Joinder Agreement

- ii -

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

This Intercreditor and Collateral Agency Agreement (this “Agreement”) is entered into as of May 28, 2010 among AMERICAN TIRE DISTRIBUTORS, INC., a Delaware corporation (the “Company”), AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC., a Delaware corporation (“Holdings”), THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent (“Bank of New York” and, together with its successor or successors in such capacity, the “Collateral Agent”), and as Trustee for the Noteholders under the Indenture (each as defined below) (together with its successor or successors in such capacity, the “Trustee”).

The Company is issuing 9.75% Senior Secured Notes due 2017 (together with any Exchange Notes (as defined in the Indenture) with respect thereto the “Initial Senior Secured Notes”) pursuant to an Indenture, dated as of the date hereof (as amended, restated, supplemented or modified from time to time and including any one or more indentures or agreements extending the maturity of, refinancing or otherwise restructuring all or any portion of the obligations of the Company under such Indenture or any successor indenture, indentures, agreement or agreements, as the case may be, the “Indenture”) among the Company, Holdings, the Subsidiary Guarantors (as defined below), the Trustee and the other agents from time to time party thereto.

The obligations of the Company under and in respect of the Senior Secured Notes (as defined below) are and will be, as the case may be, and in respect of certain other Finance Obligations (as defined below) may be guaranteed by Holdings and certain material direct and indirect wholly-owned domestic subsidiaries of the Company (the “Subsidiary Guarantors”). The Company, Holdings and the Subsidiary Guarantors are herein referred to individually as a “Loan Party” and, collectively, as the “Loan Parties.” The obligations of the Company and the other Loan Parties in respect of the Senior Secured Notes and, as the case may be, the other Finance Obligations are and will be secured by a security interest in the Collateral (as defined below).

Without providing any commitments to any Loan Party as to the funding of future indebtedness, the Indenture permits the Company and other Loan Parties from time to time to incur indebtedness which they are otherwise permitted to incur under the Indenture, including but not limited to (i) indebtedness in the form of additional senior secured notes issued under the Indenture (such notes together with any Exchange Notes with respect thereto being herein collectively referred to herein as the “Additional Senior Secured Notes” and, together with the Initial Senior Secured Notes, the “Senior Secured Notes”) and (ii) indebtedness in the form of Additional Senior Secured Debt (as defined below), and, in each case, to secure such Additional Senior Secured Debt (as defined below) equally and ratably with the other Finance Obligations; provided that the issuance of any Additional Senior Secured Notes and Additional Senior Secured Debt is subject to the limitations set forth in the Indenture.

This Agreement sets forth the terms on which the Collateral Agent has undertaken to accept, hold and enforce the security interests described above and all related rights, interests and powers as agent for, and for the benefit exclusively of, the present and future holders of the Senior Secured Notes, Swap Creditors (as defined below) and Additional Senior Secured Debt Holders and describes the relative rights and obligations of the Collateral Agent on behalf of the Noteholders, the Swap Representative (as defined below) on behalf of one or more Swap Creditors and the Additional Senior Secured Debt Representative on behalf of the Additional Senior Secured Debt Holders with respect to the Collateral.

Accordingly, in consideration of the mutual agreements set forth herein, the Company, the Collateral Agent and the Trustee hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms defined in the introductory paragraphs hereof have the respective meanings provided for therein. In addition, as used in this Agreement, the following terms have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Additional Senior Secured Debt” means any additional obligations which satisfy all of the conditions set forth in the following clauses: (i) such obligations are incurred by the Company in compliance with the Indenture and any other Additional Senior Secured Debt Agreement; (ii) such obligations are secured in compliance with the Indenture and any other Additional Senior Secured Debt Agreement; (iii) such obligations are designated by the Company pursuant to Section 7.03(d) hereof as “Additional Senior Secured Debt” hereunder and (iv) the applicable Additional Senior Secured Debt Representative thereunder shall have executed a Joinder pursuant to Section 7.03(e) hereof. In no event shall any Swap Agreement or obligations thereunder constitute Additional Senior Secured Debt.

“Additional Senior Secured Debt Agreement” means any credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation which constitutes Additional Senior Secured Debt under this Agreement.

“Additional Senior Secured Debt Documents” means any agreements, indentures, collateral documents and all other documents and instruments entered into in connection with any Additional Senior Secured Debt, in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

“Additional Senior Secured Debt Holders” means the holders from time to time of the Additional Senior Secured Debt.

“Additional Senior Secured Debt Representative” means any Person designated by the Company pursuant to Section 7.03(e) as an “Additional Senior Secured Debt Representative” for any Additional Senior Secured Debt, and any successor Additional Senior Secured Debt Representative appointed under the Additional Senior Secured Debt Documents for such Additional Senior Secured Debt.

“Aggregate Voting Credit” means at any date the sum of the aggregate outstanding principal amount of the Notes Priority Lien Debt Obligations; provided that after the date on which all Notes Priority Lien Debt Obligations have been paid in full and all commitments (if any) with respect thereto have been terminated, the “Aggregate Voting Credit” means the aggregate amount of all Secured Swap Obligations (valued at their then Swap Termination Value) of all Loan Parties permitted under the Indenture owed or owing to one or more Swap Creditors. Noteholders or Swap Creditors that are Affiliates of the Company or any of its Subsidiaries and any Senior Secured Notes or Secured Swap Obligations held by any such Noteholder or Swap Creditor that are affiliates of the Company shall not be included in the determination of the Aggregate Voting Credit. For purposes of the definition of

“Directing Creditors,” the Aggregate Voting Credit shall include only those Credit Classes otherwise entitled to be included therein that are affected by an event or circumstance that gave rise to the action of such Directing Creditors.

“Agreement” means this Intercreditor and Collateral Agency Agreement, as amended, modified or supplemented from time to time.

“Business Day” means each day which is not a Legal Holiday.

“Collateral” means all of the property which is subject to, or is purported to be subject to, the Liens granted by the Collateral Documents.

“Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., as collateral agent, and its successor or successors in such capacity.

“Collateral Documents” means, collectively, this Agreement, the Security Agreement, the Intercreditor Agreement, any mortgage or deed of trust and all other pledges, agreements, financing statements, filings or other documents that grant or evidence the Lien in the Collateral in favor of the Collateral Agent for the benefit of the Finance Parties, as they may be amended from time to time.

“Credit Class” means (i) the Noteholders (as defined below), (ii) the Additional Senior Secured Debt Holders or (iii) the Swap Creditors, as the context may require.

“Creditor” means any Noteholder, Additional Senior Secured Debt Holder and Swap Creditor, and “Creditors” means two or more of them, collectively.

“Current Market Price” has the meaning set forth in Section 4.05(g)(1).

“Debtor Relief Laws” means Title 11, United States Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”), or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Directing Creditors” means (i) with respect to any matters described in Section 3.07, at any time Creditors holding more than 25% of the then outstanding Aggregate Voting Credit (including, without limitation, holders providing consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes Priority Lien Debt Obligations) and (ii) with respect to any other matters, at any time Creditors holding more than 50% of the then outstanding Aggregate Voting Credit (including, without limitation, holders providing consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes Priority Lien Debt Obligations).

“equally and ratably” means, in reference to sharing of any Liens or proceeds thereof as among the Credit Classes, that such Liens or proceeds shall be allocated and distributed to the Trustee for the account of the Noteholders, to the respective Additional Senior Secured Debt Representative for the account of any Additional Senior Secured Debt Holder and to the Swap Representative for the account of the Swap Creditors on a pro-rata basis, as provided in the definition of “pro-rata basis” and in Section 4.05 (it being understood that nothing in this definition is intended to modify the order of priorities specified in Section 4.05).

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the protection of the environment, the preservation or reclamation of natural resources, the management, transportation, disposal, release or threatened release of any Hazardous Material or to health and safety matters (to the extent related to the exposure to any Hazardous Material).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement in writing pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Event of Default” means an “Event of Default” as defined in any of (i) the Indenture or (ii) an Additional Senior Secured Debt Agreement.

“Exceptional Decisions” has the meaning set forth in Section 3.02.

“Finance Document” means each Note Document, each Swap Agreement between one or more Loan Parties and a Swap Creditor evidencing Secured Swap Obligations permitted under the Indenture, each Additional Senior Secured Debt Document and this Agreement, and “Finance Documents” means any two or more of them, collectively.

“Finance Obligations” means:

(i) all Notes Priority Lien Debt Obligations; and

(ii) all Secured Swap Obligations of all Loan Parties permitted under the Indenture and other applicable Additional Senior Secured Debt Document, owed or owing to one or more Swap Creditors;

in each case whether now or hereafter due, owing or incurred in any manner, whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety, together in each case with all renewals, modifications, refinancings, replacements, consolidations or extensions thereof.

“Finance Party” means any of the Collateral Agent, the Trustee, any Noteholder, any Additional Senior Secured Debt Representative, any Additional Senior Secured Debt Holder, any Swap Creditor and any Indemnitee and “Finance Parties” means two or more of them collectively.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Independent Financial Expert” has the meaning set forth in Section 4.05(g)(2).

“Insolvency Proceeding” means (i) any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any Loan Party, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, with respect to any Loan Party or with respect to any of their respective assets, (iii) any liquidation, dissolution, reorganization or winding up of any Loan Party, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy and (iv) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Loan Party.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement, dated as of May 28, 2010, among Bank of America, N.A., as collateral agent for the ABL Secured Parties referred to therein (in such capacity, the “ABL Collateral Agent”), Bank of New York as collateral agent for the Priority Lien Debt Secured Parties referred to therein, Holdings, the Company and the subsidiaries of the Company named therein (as amended, restated, supplemented or modified from time to time).

“Joinder” has the meaning set forth in Section 7.03(d).

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Marketable Security” has the meaning set forth in Section 4.05(g)(1).

“Non-Cash Property” has the meaning set forth in Section 4.05(g).

“Note Documents” means the Indenture, the Senior Secured Notes and the Registration Rights Agreements (as defined in the Indenture) related thereto and the Collateral Documents, in each case including all exhibits and schedules thereto, and all other agreements, documents and instruments relating to the Senior Secured Notes, in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

“Noteholders” means the holders from time to time of the Senior Secured Notes.

“Notes Priority Lien Debt Obligations” means, without duplication:

(i) all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Insolvency Proceeding with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on any Senior Secured Note or Additional Senior Secured Debt;

(ii) all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by any Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Insolvency Proceeding with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to the Indenture, the Senior Secured Notes, any Additional Senior Secured Debt Agreement, the Intercreditor Agreement or any Collateral Document;

(iii) all expenses of the Trustee or the Collateral Agent as to which one or more of such agents has a right to reimbursement under the Indenture, any Additional Senior Secured Debt Agreement or under any other similar provision of any Collateral Document or the Intercreditor Agreement, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or its security interest in the Collateral; and

(iv) all amounts now or hereafter payable by the Loan Parties and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any Insolvency Proceeding with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on the part of such Loan Party pursuant to the Indenture, the Senior Secured Notes, any Additional Senior Secured Debt Agreement, the Intercreditor Agreement, any Collateral Document or any Guarantee (as defined in the Indenture) contained in the Indenture;

together in each case with all renewals, modifications, refinancings, consolidations or extensions thereof.

“Notice of Acceleration” has the meaning set forth in Section 4.02.

“Notice of Consent” has the meaning set forth in Section 3.06(d).

“Notice of Exercise of Remedies” has the meaning set forth in Section 3.07(b).

“Officer’s Certificate” has the meaning set forth in Section 5.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Proceeds” has the meaning specified for such term in the Uniform Commercial Code as in effect from time to time in the State of New York.

“pro-rata” means at any date, as among the Noteholders, the Additional Senior Secured Debt Holders and the Swap Creditors, in proportion to the then aggregate outstanding amounts of (i) principal outstanding under the Notes, (ii) principal outstanding under any Additional Senior Secured Debt and (iii) Secured Swap Obligations (valued at the then Swap Termination Value of all related Swap Agreements) (it being understood that nothing in this definition is intended to modify the order of priorities specified in Section 4.05).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors, other representatives and controlling persons of such Person and such Person’s Affiliates.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer or secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Secured Swap Obligations” means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor

Relief Law, but excluding any amounts which such Person is entitled to set-off against its obligations under applicable law) of any Loan Party in respect of any Swap Agreement that satisfy the conditions set forth in the following clauses; (i) such Swap Agreement and the obligations thereunder are incurred by the Company in compliance with the Indenture and any other Additional Senior Secured Debt Agreement; (ii) such Swap Agreement and the obligations thereunder are secured in compliance with the Indenture and any other Additional Senior Secured Debt Agreement; (iii) such Swap Agreement and obligations thereunder are designated by the Company pursuant to Section 7.03(d) hereof as “Secured Swap Obligations; and (iv) the applicable Swap Creditor shall have executed and delivered a Sharing Confirmation pursuant to Section 7.03(e) hereof.

“Security Agreement” means the Security Agreement dated as of the date hereof among the Loan Parties and the Collateral Agent, pursuant to which the Loan Parties grant security interests to the Collateral Agent on behalf of the other Finance Parties in order to secure the Finance Obligations, as the same may be amended, modified or supplemented from time to time.

“Sharing Confirmation” means, as to any Swap Agreement, the written agreement of the related Swap Creditor as set forth in such Swap Agreement, for the enforceable benefit of the Collateral Agent, the Additional Senior Secured Debt Representative, the applicable Swap Representative and the Trustee, that: (i) all Finance Obligations shall be and are secured equally and ratably by all Liens at any time granted by the Loan Parties to secure any Finance Obligations, whether or not upon property otherwise constituting Collateral; (ii) all such Liens shall be enforceable by the Collateral Agent for all holders of Finance Obligations equally and ratably (subject to Section 4.05); (iii) such Swap Creditor (and the Swap Representative appointed thereby) consents to and will be bound by the provisions of this Agreement relating to the order of application of proceeds from enforcement of the Collateral Agent’s Liens upon the Collateral; (iv) such Swap Creditor (and the Swap Representative appointed thereby) consents to and directs the Collateral Agent to perform its obligations under this Agreement; (v) such Swap Creditor agrees to appoint or consent to the appointment of a single Swap Representative for all Swap Creditors from time to time outstanding selected by the holders of more than 50% of the aggregate Secured Swap Obligations (valued at their then Swap Termination Values) at the time such Swap Representative is selected and (vi) such Swap Creditor will notify the Swap Representative if an Early Termination Date (a “Swap Termination Date”) occurs under one or more of its Swap Agreements or Secured Swap Obligations resulting from (A) any event of default under such Swap Agreement or Swap Obligation as to which any Loan Party is the Defaulting Party (as defined in such Swap Agreement or Swap Obligation) or (B) any Termination Event (as so defined) as to which any Loan Party is the | Affected Party (as so defined).

“Subsidiary” has the meaning set forth in the Indenture.

“Swap Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement, equity derivative agreement or similar agreement providing for the transfer or mitigation of interest rate, currency, commodity or equity risks either generally or under specific contingencies.

“Swap Creditor” means any Person from time to time party to one or more Swap Agreements and each of its successors and assigns, and “Swap Creditors” means any two or more of such Swap Creditors, collectively.

“Swap Representative” means, with respect to one or more Swap Creditors, its or their trustee, paying agent or other similar representative appointed pursuant to a Sharing Confirmation.

“Swap Termination Date” has the meaning set forth in the definition of “Sharing Confirmation” in this Section 1.01.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the Swap Creditors in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Swap Creditors.

“Threshold Amount” means the Dollar amount set forth in Section 6.01(d)(ii) of the Indenture.

“Trust Indenture Act” means Trust Indenture Act of 1939, as amended, and rules and regulations promulgated thereunder and interpretations thereof.

“Uniform Commercial Code” or “UCC” mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of a Lien in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Value Report” has the meaning set forth in Section 4.05(g)(2).

Section 1.02 Rules of Interpretation. Terms defined in the introductory paragraphs hereof and the definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Wherever the context may require, any pronouns shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless otherwise stated herein or the context shall otherwise require. Unless otherwise expressly provided herein, the word “day” means a calendar day.

ARTICLE II

OBLIGATIONS AND POWERS OF THE COLLATERAL AGENT

Section 2.01 Appointment of the Collateral Agent. The Collateral Agent is hereby appointed by the Trustee as collateral agent hereunder, and the Collateral Agent hereby agrees to act as Collateral Agent pursuant to the terms of this Agreement. The Trustee on behalf of itself and the Noteholders, hereby (i) confirms, approves and ratifies the Collateral Agent’s entry into the Security Agreement and any other Collateral Documents as have been entered into or otherwise effectuated until the date hereof and all actions that have been taken in connection therewith and (ii) directs the Collateral Agent to enter into such Collateral Documents as may be necessary or advisable to enter into on or after the date hereof.

Section 2.02 Actions under Collateral Documents. The Collateral Agent hereby irrevocably undertakes and agrees, on the terms and conditions set forth in this Agreement, to act as agent for the benefit exclusively of the present and future Noteholders, Additional Senior Secured Debt

Holders, Swap Creditors and any other holders from time to time of the Finance Obligations and in such capacity to accept, hold, administer and enforce all collateral security at any time delivered to it by any Loan Party as security for the Finance Obligations and all rights, interests and powers at any time granted or enforceable in respect of such collateral security under the Collateral Documents or applicable law. Without limiting the generality of the foregoing, the Collateral Agent agrees that it will, as agent for the benefit exclusively of the present and future Noteholders, Additional Senior Secured Debt Holders, Swap Creditors and the other holders from time to time of the Finance Obligations, but subject to the terms and conditions hereof:

(i) enter into the Collateral Documents, receive, hold, administer and enforce the security interests granted to it thereunder, perform its obligations thereunder and protect, exercise and enforce the interests, rights, powers and remedies granted or available to it thereunder or pursuant thereto or in connection therewith;

(ii) comply with the obligations of the Collateral Agent as the Notes Collateral Agent under the Intercreditor Agreement (as defined therein),

(iii) take all lawful and commercially reasonable actions that it may deem necessary or advisable to protect or preserve its interest in the Collateral;

(iv) comply with all provisions of the Collateral Documents;

(v) deliver and receive notices pursuant to the Collateral Documents and this Agreement;

(vi) sell, assign, collect, assemble, foreclose on, institute legal proceedings with respect to, or otherwise exercise or enforce the rights and remedies of a secured party (including a mortgagee, trust deed beneficiary and insurance beneficiary or loss payee) with respect to the Collateral and its other interests, rights, powers and remedies;

(vii) remit to the Trustee, any Additional Senior Secured Debt Representative and the Swap Representative as required by Section 4.05 all cash proceeds received by the Collateral Agent from the collection, foreclosure or enforcement of its interest in the Collateral or any of its other interests, rights, powers or remedies;

(viii) subject to Section 3.02 and Section 7.01(b), amend the Collateral Documents as from time to time authorized and directed by the Directing Creditors, and amend the Collateral Documents as required by Section 3.02(d); and

(ix) release any Lien granted to it by any Collateral Document upon any Collateral if and as required by Section 2.04 and Section 5.01.

The Collateral Agent is irrevocably authorized and empowered to enter into and perform its obligations under, and to protect, perfect, exercise and enforce its interest, rights, powers and remedies, in each case under and pursuant to, the Collateral Documents and applicable law and to act as set forth in this Article II or as requested in any lawful directions given to it from time to time in respect of any matter by the Directing Creditors.

The Loan Parties acknowledge and consent to the undertakings of the Collateral Agent set forth in this Article II, and agree to each of the other provisions of this Agreement applicable to them.

Section 2.03 Instructions of Directing Creditors. Subject to the terms and conditions of this Agreement, the Collateral Agent shall follow the instructions of the Directing Creditors from time to time conveyed to it by the representative or representatives of one or more Credit Classes pursuant to this Agreement, subject to and consistent with the Collateral Agent’s rights and obligations expressed in the Collateral Documents and in accordance with applicable law. The Noteholders’ representative for purposes of delivering notices and instructions to the Collateral Agent shall be the Trustee, each Additional Senior Secured Debt Holder’s representative for purposes of delivering notices and instructions to the Collateral Agent shall be the applicable Additional Senior Secured Debt Representative and each Swap Creditor’s representative for purposes of delivering notices and instructions to the Collateral Agent shall be the Swap Representative. The Collateral Agent shall disregard notices and instructions from any other Person in respect of the applicable Credit Class. No direction given to the Collateral Agent (whether given by the Directing Creditors through the representative or representatives of the applicable Credit Classes or by the Trustee, any Additional Senior Secured Debt Representative or the Swap Representative or otherwise by any Person) which imposes, or purports to impose, upon the Collateral Agent any obligation not set forth in this Agreement or any other Collateral Document shall be binding upon the Collateral Agent unless the Collateral Agent elects, at its sole option, to accept direction (i) pursuant to the instructions of the Directing Creditors or (ii) from the Trustee or any Additional Senior Secured Debt Representative and, after the date on which all Notes Priority Lien Debt Obligations have been paid in full and all commitments (if any) with respect thereto have been terminated, the Swap Representative, as required or permitted by the Indenture, any Additional Senior Secured Debt Agreement and the Swap Agreements. No instruction of the Directing Creditors shall be effective to impose any obligation or liability upon the Trustee or the Swap Representative, as applicable, unless it is a signatory party thereto.

Section 2.04 Certain Actions under the Collateral Documents and Intercreditor Agreement. Without limiting the provisions of Section 2.02, the Collateral Agent is hereby authorized and directed, and agrees for the benefit of the Loan Parties, without notice to or consent from any Creditor: (i) to release (upon receipt of a written certification of a Responsible Officer of the Company that the Trustee has received all documents, if any, required by the Trust Indenture Act and the Indenture) one or more Loan Parties from their obligations under, and the Liens of, the Collateral Documents, and to release the Collateral or any portion thereof, as required by Section 7.15 of the Security Agreement and Section 2.05 of the Intercreditor Agreement and such other pertinent provision of any Finance Document; (ii) to receive or execute perfection certificates, control agreements and other Loan Party deliverables as contemplated by the Collateral Documents; and (iii) to deliver such instruments as may be required from time to time to enable each Loan Party to exercise the voting and other rights which it is entitled to exercise under the Security Agreement and other Collateral Documents.

Section 2.05 Other Actions by the Collateral Agent. The Collateral Agent shall provide the Trustee, each Additional Senior Secured Debt Representative and the Swap Representative requesting the same with a copy of all notices received from the Loan Parties under the Collateral Documents and from the ABL Collateral Agent under the Intercreditor Agreement (as defined therein). The Loan Parties shall timely file Uniform Commercial Code continuation statements to continue the perfection of the security interests under the Collateral Documents. During any period when the Collateral Agent is exercising remedies against any Loan Party or the Collateral, the Collateral Agent shall furnish the Trustee, each Additional Senior Secured Debt Representative and the Swap Representative requesting the same with reports of its activities in connection therewith upon the occurrence of significant events and upon the request of the Trustee or the Swap Representative.

Section 2.06 Nature of Duties. Except to the extent otherwise provided in Section 2.05, the duties of the Collateral Agent hereunder and under the Collateral Documents shall be ministerial and administrative in nature. The Collateral Agent shall not have by reason of this Agreement or the

(a) Amendment of Collateral Documents. The Collateral Agent shall not agree to any amendment of the Collateral Documents (other than this Agreement or the Intercreditor Agreement) except upon instructions given by the applicable Credit Class subject to such Collateral Document; provided that no agreement of any Creditor or notice of the concurrence of any Credit Class shall be required for (A) any amendment, modification or supplement to such Collateral Documents (1) to cure any ambiguity, typographical error, defect or inconsistency or (2) pursuant to Section 9.01 of the Indenture (or such other pertinent provisions of any other Finance Document) or (B) such amendments to financing statements or such other Collateral Documents as are necessary for the Collateral Agent to comply with Section 2.02(iii); and, provided, further, that (i) any amendment to the provisions of this Agreement shall be governed by Section 3.02(b); (ii) any amendment to the provisions of the Collateral Documents that releases any Collateral shall be governed by Section 3.02(c); and (iii) certain other amendments to the provisions of the Collateral Documents shall be governed by Section 3.02(d).

(b) Amendment of this Agreement and the Intercreditor Agreement. The Collateral Agent shall not agree to any amendment of this Agreement nor the Intercreditor Agreement except upon instructions by the representative of each Credit Class affected thereby and at the time comprising part of the Aggregate Voting Credit of the concurrence of such Credit Class, determined by the applicable vote solely within such Credit Class in accordance with the first paragraph of Section 9.02 of the Indenture (or such other pertinent provisions of any other Finance Document); provided that no agreement of any Creditor nor notice of the concurrence of any Credit Class shall be required for any amendment, modification or supplement to this Agreement (x) to cure any ambiguity, typographical error, defect or inconsistency or (y) pursuant to Section 9.01 of the Indenture (or such other pertinent provisions of any other Finance Document); and, provided, further, that any amendment to the definitions of “Aggregate Voting Credit” and “Directing Creditors” and any amendment to Sections 3.01, 3.02, 4.06, 4.07 and 7.01 will require notice to the Collateral Agent by the representative of each Credit Class at the time comprising part of the Aggregate Voting Credit of the concurrence of such Credit Class, determined by the applicable vote solely within such Credit Class.

(c) Release of All or Substantially All Collateral. The Collateral Agent shall not release all or substantially all Collateral from the lien and security interests created by the Collateral Documents except upon notice to the Collateral Agent by the representative of each Credit Class at the time comprising part of the Aggregate Voting Credit of the concurrence of such Credit Class, determined by the applicable vote solely within such Credit Class in accordance with Section 9.02(k) of the Indenture (or such other pertinent provisions of any other Finance Document).

(d) Other Amendments to Collateral Documents. Subject to Section 7.01(b), the Collateral Agent agrees for the benefit of the Loan Parties that it shall execute any amendment, modification or supplement to any Collateral Document approved in accordance with Article IX of the Indenture.

Section 3.03 Certificates of the Trustee, any Additional Senior Secured Debt Representative and the Swap Representative. Concurrently with any calculation of Directing Creditors or any Exceptional Decision requiring the concurrence of all Credit Classes then comprising part of the Aggregate Voting Credit, the Trustee, each Additional Senior Secured Debt Representative and, following the payment in full of all Notes Priority Lien Debt Obligations, the Swap Representative shall certify to the Collateral Agent (i) the aggregate principal amount of the Aggregate Voting Credit held by the Noteholders, the Additional Debt Holders or the Swap Creditors, as the case may be, and (ii) the votes cast by the members of the applicable Credit Class.

Section 3.04 Calculations Binding. All calculations regarding satisfaction of compliance with the definition of the Directing Creditors shall be made by the Collateral Agent upon receipt of and in exclusive reliance upon the certificates described in Section 3.03, and shall be binding upon each Credit Class.

Section 3.05 Directing Creditors Held Harmless. In considering how to pursue creditor remedies against any Loan Party or against the Collateral and before initiating any such creditor remedies, the Directing Creditors (or any other requisite percentage of a Credit Class having an instructional authority pursuant to this Agreement or any other Finance Document) shall first determine whether any proposed creditor remedies or other actions create a risk that the remaining interests of the Noteholders, the Additional Senior Secured Debt Holders or the Swap Creditors (including, without limitation, the right to seek a deficiency judgment against the Loan Parties or the right to pursue other collateral) will be impaired or prejudiced. To the greatest extent possible, all instructions given or actions taken concerning the exercise of creditor remedies or other actions under this Agreement shall attempt to maximize the return for all Creditors and attempt to minimize (to the greatest extent possible) the risk that the rights and interests of some of the Creditors (including, without limitation, the ability to seek and enforce a deficiency judgment against any Loan Party or the right to pursue other collateral) may be diminished or impaired following the exercise of such creditor remedies or actions. Each Creditor agrees that it shall not provide or cause or vote to be provided any instruction to the Collateral Agent which would cause or result in disproportionate prejudice or impairment to the other Creditors hereunder, except in situations where such Creditor is a part of a Credit Class allowed to vote separately from other Credit Classes, in which case it shall not provide or cause or vote to be provided any instruction to the Collateral Agent which would cause or result in disproportionate prejudice or impairment to the other Creditors belonging to its Credit Class. However, subject to the previous sentence, the Directing Creditors shall be entitled to provide any instruction and take any action which they in good faith believe is in the interest of, the Noteholders, the Additional Senior Secured Debt Holders and the Swap Creditors.

Section 3.06 Amendments and Waivers to Finance Documents. The Trustee shall, as soon as reasonably practicable, notify the Collateral Agent if it receives notice of a proposed amendment or waiver of an Event of Default under the Note Documents. The Additional Senior Secured Debt Representatives shall, as soon as reasonably practicable, notify the Collateral Agent if it receives notice of a proposed amendment or waiver of an Event of Default under any Additional Senior Secured Debt Agreement.

Section 3.07 Events of Default under the Finance Documents.

(a) Notices of Events of Default. The Trustee shall notify the Collateral Agent (with a copy to the Additional Senior Secured Debt Representatives) if an Event of Default has occurred under the Indenture of which it has actual knowledge and of the forbearance, waiver or other termination, if any, of such Event of Default. Each Additional Senior Secured Debt Representative shall notify the Collateral Agent (with a copy to the Trustee) if an Event of Default has occurred under an Additional Senior Secured Debt Agreement of which it has actual knowledge and of the forbearance, waiver or other termination, if any, of such Event of Default. The Swap Representative shall notify the Collateral Agent (with a copy to the Trustee and the Additional Senior Secured Debt Representatives) if it receives notice from one or more Swap Creditors that one or more Swap Termination Dates or Termination Events have occurred and of the forbearance, waiver or other termination, if any, of such Swap Termination Date or Termination Event.

(b) Exercise of Remedies upon Event of Default. None of the Trustee, any Additional Senior Secured Debt Representative nor any Swap Representative shall, upon the occurrence of an Event of Default or a Termination Event under the applicable Finance Document, exercise any remedies against the Collateral, unless it shall have received a Notice of Exercise of Remedies from the Collateral Agent confirming that the Directing Creditors consent to such exercise of such remedies. The

Collateral Agent shall determine whether the Directing Creditors shall have approved such exercise of such remedies. Any calculation of Directing Creditors for purposes of this Section 3.07(b), shall be made by the Collateral Agent upon receipt of and in exclusive reliance upon the certificates described in Section 3.03, and shall be binding on each Credit Class. Upon the calculation of Directing Creditors, the Collateral Agent shall notify (such notification, a “Notice of Exercise of Remedies”) each of the Trustee, each Additional Senior Secured Debt Representative and each Swap Representative whether the Directing Creditors approved a Notice of Exercise of Remedies or denied the proposed exercise of such remedies. Upon receipt of such Notice of Exercise of Remedies, the Trustee, any Additional Senior Secured Debt Representative and each Swap Representative, as applicable, hereby authorize the Collateral Agent to take such action as is required or permitted by such Notice of Exercise of Remedies to give effect thereto in accordance with this Agreement and applicable Finance Documents. Nothing contained herein shall affect the rights of any holders of any Notes Priority Lien Debt Obligations and their respective representatives to accelerate the applicable Notes Priority Lien Debt Obligations under their respective Finance Documents.

ARTICLE IV

EXERCISE OF REMEDIES; APPLICATION OF COLLATERAL PROCEEDS

Section 4.01 General Limitation on Exercise of Remedies. None of the Trustee, any Additional Senior Secured Debt Representative or the Swap Representative shall be entitled to exercise any remedies directly under the Collateral Documents, but only by providing instructions to the Collateral Agent in accordance with this Agreement.

Section 4.02 Notices of Acceleration. If (i) an Event of Default occurs and any Notes Priority Lien Debt Obligations are accelerated or (ii) one or more Swap Termination Dates occur and the aggregate Swap Termination Value under the applicable Swap Agreement as to which such Swap Termination Dates have occurred owed by one or more Loan Parties as a result thereof is greater than the Threshold Amount, the Trustee, the Additional Senior Secured Debt Representative and/or the Swap Representative, as the case may be, shall notify each other and the Collateral Agent of such acceleration or the occurrence of such Swap Termination Dates, as applicable, certifying: (i) that such acceleration or Swap Termination Dates has or have occurred and (ii) the principal, interest, fees and other amounts owed by the Loan Parties (such certification being herein referred to as a “Notice of Acceleration”).

Section 4.03 Remedies. Upon receipt by the Collateral Agent of a Notice of Acceleration from or on behalf of one or more Credit Classes, or upon receipt by the Collateral Agent of notice of the commencement by or against one or more Loan Parties of an Insolvency Proceeding and subject to the provisions of this Agreement, including Section 6.10, the Collateral Agent shall retain legal counsel acceptable to the Trustee, each Additional Senior Secured Debt Representative and the Swap Representative, and shall exercise such remedies under the Collateral Documents as it shall be instructed by the Directing Creditors.

Section 4.04 No Inconsistent Actions. Each of the Trustee, each Additional Senior Secured Debt Representative and the Swap Representative agree to take no action in an Insolvency Proceeding with respect to any Loan Party or the Collateral which is inconsistent with the terms of this Agreement.

Section 4.05 Application of Proceeds & Certain Other Intercreditor Arrangements.

(a) Priority. In the event of (i) the realization of Proceeds of any collection or disposition of Collateral pursuant to the exercise of remedies under the Collateral Documents, or (ii) receipt by the Collateral Agent otherwise of any amounts from the Company or any Guarantor following any acceleration of the obligations under the Senior Secured Notes or any Additional Senior Secured Debt or any bankruptcy or insolvency Event of Default (as defined in the Indenture or any Additional Senior Secured Debt Agreement) with respect to the Company or Significant Subsidiary (as defined in the Indenture) or any other automatic acceleration event occurs under any Finance Document, in each case whether received from the proceeds of an asset sale, reorganization, liquidation, sale pursuant to Section 363 of the Bankruptcy Code, adequate protection payments or otherwise, the Collateral Agent shall distribute such Proceeds to the specified Persons in the following order of priority:

FIRST, to the payment of all reasonable and documented costs and expenses incurred by the Collateral Agent, any Additional Senior Secured Debt Representative or the Trustee in connection with any collection or sale or otherwise in connection with the Indenture, any Additional Senior Secured Debt Agreement or any Collateral Document or arrangement in connection therewith, including all court costs and the reasonable fees and expenses of their agents and legal counsel and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy under the Indenture, any Additional Senior Secured Debt Agreement or any Collateral Document or arrangement in connection therewith (and, if there shall be a shortfall in the amount available pursuant to this clause, to pay all amounts due under this clause on a pro rata basis taking into account all amounts due under this clause (including on account of fees, expenses or otherwise, as applicable);

SECOND, to the Noteholders and the Additional Senior Secured Debt Holders, an amount equal to all Notes Priority Lien Debt Obligations owing to them in respect of the Senior Secured Notes and the Additional Senior Secured Debt, as applicable, on the date of any payment or other distribution or other receipt of Proceeds (and, if there shall be a shortfall in the amount available pursuant to this clause, to pay all amounts due under this clause on a pro rata basis taking into account all amounts due under this clause (including on account of principal, interest, fees, expenses or otherwise, as applicable));

THIRD, to the Swap Creditors, an amount equal to all Finance Obligations owing to them in respect of Secured Swap Obligations on the date of any payment or other distribution or other receipt of Proceeds (and, if there shall be a shortfall in the amount available pursuant to this clause, to pay all amounts due under this clause in the order of priority specified below and, in the case of each subclause below, on a pro rata basis taking into account all amounts due under this clause);

FOURTH, any surplus then remaining shall be paid to the Company or the applicable Guarantor or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;

provided that any amount received constituting ABL Facility Collateral (as defined in the Intercreditor Agreement) shall be applied in accordance with the provisions set forth in the Intercreditor Agreement.

(b) Distribution According to Priorities. No party hereto shall be entitled to a distribution on any lower priority pursuant to clauses FIRST through THIRD above unless and until all higher priorities have been paid in full.

(c) Turn Over. Each Additional Senior Secured Debt Representative, each Swap Creditor and the Trustee on behalf of each current and future Noteholder agrees to turn over to the Collateral Agent any amounts on account of Finance Obligations received by them in contravention of this Section 4.05 to the extent necessary to effectuate the priority of payments set forth in Section 4.05(a) above.

(d) Single Class. The Trustee, each Additional Senior Secured Debt Representative and the Collateral Agent agree (on behalf of the Noteholders and the Additional Senior Secured Debt Holders which are deemed to agree) that (a) the grant of Liens pursuant to the Collateral Documents and any grant of Liens pursuant to any Additional Senior Secured Debt Documents constitutes a single grant of Liens for the ratable benefit of the Noteholders and the Additional Senior Secured Debt Holders and the Swap Creditors and (b) the Senior Secured Notes, the Additional Senior Secured Debt and the Secured Swap Obligations shall be classified as a single class of secured claims (or, if relevant, a single class of secured claims and a single class of unsecured claims) in any liquidation or plan of reorganization proposed or adopted in a bankruptcy, insolvency or liquidation case. To further effectuate the intent of the immediately preceding sentence, the Trustee, each Additional Senior Secured Debt Representative and the Collateral Agent agree (on behalf of the Noteholders and the Additional Senior Secured Debt Holders which are deemed to agree) that, if it is held that the claims of the Senior Secured Notes, the Additional Senior Secured Debt and the Secured Swap Obligations in respect of the Collateral constitute two classes of claims (rather than one class of secured claims or, if relevant, a single class of secured claims and a single class of unsecured claims), any distributions in respect of Collateral in any bankruptcy, insolvency or liquidation case that are made to any of them will be reallocated among the Noteholders, the Additional Senior Secured Debt Holders and the Swap Creditors as if there were a single class of secured claims (or, if relevant, a single class of secured claims and a single class of unsecured claims) against the Company and the Guarantors in respect of the Collateral in compliance with the priority of payments described in Section 4.05(a) above. Moreover, the Trustee each Additional Senior Secured Debt Representative and the Collateral Agent agree (on behalf of the Noteholders and the Additional Senior Secured Debt Holders which are deemed to agree) not to take actions, and not to initiate or prosecute or encourage any other Person to initiate or prosecute any claim, action, objection or other proceeding or otherwise assert any position inconsistent with the intent of the first sentence of this Section 4.05(d).

(e) Non-Cash Distributions. If, in any bankruptcy, insolvency or liquidation case, any equity securities, debt securities or other non-cash consideration from the reorganized debtor is distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, the amount of such non-cash consideration to be distributed to each of the Noteholders, the Additional Senior Secured Debt Holders and the Swap Creditors respectively, shall be determined in accordance with the priority of payment provisions set forth in Section 4.05(a) above and utilizing the valuation methodology set forth below. In addition, if, in any bankruptcy, insolvency or liquidation case, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan on account of the Senior Secured Notes, on account of the Additional Senior Secured Debt and on account of the Secured Swap Obligations then, to the extent the debt obligations distributed on account of the Senior Secured Notes, on account of the Additional Senior Secured Debt and on account of the Secured Swap Obligations are secured by Liens upon the same property, the priority of payments provisions described in Section 4.05(a) above will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to such debt obligations.

(f) Debtor-in-Possession. For purposes of these intercreditor agreements, all references to the Company or any Guarantor shall include such Person as a debtor-in-possession and any receiver or trustee for such Person in any bankruptcy, insolvency or liquidation case.

(g) Valuation Methodology. For purposes of any distribution hereunder, the value of any non-cash property, including any equity securities or debt securities (the “Non-Cash Property”) shall be equal to either the Current Market Price (as defined below) or the Fair Market Value (as defined below) of such Non-Cash Property and will be determined as follows.

(1) In the event that, in accordance with the provisions hereof, Non-Cash Property is to be distributed, the Collateral Agent shall first determine whether such Non-Cash Property is a security that is listed, admitted to trading or quoted on a national securities exchange or the NASDAQ National Market System (a “Marketable Security”), and, for each Marketable Security, its Current Market Price. The “Current Market Price” of a Marketable Security shall be deemed to be the average of the daily closing prices of such Marketable Security on the principal national securities exchange on which such Marketable Security is listed or admitted to trading or, if such Marketable Security is not so listed, the average daily closing bid prices of such Marketable Security on the NASDAQ National Market System if such Marketable Security is quoted thereon, in any such case, for the 20 consecutive trading days ending on the trading day immediately preceding the record day set by the Collateral Agent for the distribution of such Non-Cash Property.

(2) Upon determination by the Collateral Agent that the Non-Cash Property to be distributed is not a Marketable Security (or that it is a Marketable Security, but its Current Market Price cannot be determined pursuant to clause (1) above), the Noteholders, the Additional Senior Secured Debt Holders and the Swap Creditors representing a majority of the then outstanding Aggregate Voting Credit with respect to the Finance Obligations shall promptly, but in any case within 30 days of receipt of a notice from the Collateral Agent of such determination: (i) appoint a nationally recognized investment bank (an “Independent Financial Expert”) with experience in similar transactions (for instance, transactions of a comparable size and magnitude) to determine the Fair Market Value of the Non-Cash Property to be distributed, and (ii) cause the Independent Financial Expert so appointed by it, to prepare and to deliver to the Collateral Agent a written report (a “Value Report”) specifying such Fair Market Value.

(3) The Company shall provide, and shall cause its subsidiaries to provide, the Independent Financial Expert with the same financial and operational information for conducting their valuation. The Company shall use, and shall cause its subsidiaries to use, commercially reasonable efforts to ensure that the information shall be complete and accurate in all material respects and that any forecasts shall be based on unbiased assessments made in good faith. The Company shall reasonably cooperate, and shall cause its subsidiaries to reasonably cooperate, fully with the Independent Financial Expert in the conduct of its valuation, including making management reasonably available and offering access to the premises of the Company and its subsidiaries to the Independent Financial Expert during regular business hours and on reasonable notice.

(4) “Fair Market Value” of the Non-Cash Property to be distributed, as of the date of determination, shall mean the price that a willing buyer would pay to a willing seller for the relevant Non-Cash Property, in an arm’s length transaction, with neither party being under any immediate obligation or need to consummate such transaction. The Fair Market Value shall be stated in U.S. dollars.

Section 4.06 Sharing of Asset Sale Proceeds. In any circumstance when the Company applies any Net Proceeds of an Asset Sale with respect to Collateral (in each case, as such terms or any substantially similar terms are defined in the Indenture and the applicable Additional Senior Secured Debt Document) to permanently reduce Notes Priority Lien Debt Obligations, the Noteholders and the Additional Senior Secured Debt Holders shall be entitled to share such Net Proceeds, as the case may be, on a pro rata basis, in proportion to the principal amounts of the Senior Secured Notes and Additional Senior Secured Debt tendered (in each case, to the extent consistent with the underlying Finance Document). In any circumstance when the Collateral Agent receives any such Net Proceeds with respect to Collateral pursuant to any Note Document or Additional Senior Secured Debt Document, and the

Indenture and the applicable Additional Senior Secured Debt Document specify that all or a portion of such proceeds are to be applied to an “Asset Sale Proceeds Offer” (as such term or any substantially similar term is defined in the Indenture and the applicable Additional Senior Secured Debt Document), the Collateral Agent shall divide such proceeds among the Noteholders and Additional Senior Secured Debt Holders entitled to such right in proportion to the principal amounts of the Senior Secured Notes and Additional Senior Secured Debt tendered (unless the underlying Finance Document provides otherwise). The parties acknowledge that the Indenture provides (and the Additional Senior Secured Debt Documents may provide) that if the Noteholders and/or the Additional Senior Secured Debt Holders do not accept Net Proceeds of an Asset Sale (as such terms or any substantially similar terms are defined in the Indenture and the applicable Additional Senior Secured Debt Document) in the full amount to which they are entitled, the portion thereof which would otherwise have been applied to the redemption of the Senior Secured Notes or to the prepayment of the Additional Senior Secured Debt in accordance herewith may be paid to the Company in accordance with such agreements.

Section 4.07 Credit Bid Rights.

(a) If, during the continuance of an Event of Default, the Collateral Agent forecloses any of its Liens upon any Collateral, whether by public sale or private sale or judicial foreclosure or otherwise, and if directed by the Directing Creditors to exercise its credit bid rights as provided in this Section 4.07, the Collateral Agent, acting for and on behalf of the holders of Finance Obligations, shall be entitled (to the fullest extent it may lawfully do so) to use and apply then due and payable Finance Obligations as a credit on account of the purchase price payable by the Collateral Agent for any Collateral sold to the Collateral Agent at the corresponding foreclosure sale for all purposes related to bidding and making settlement or payment of the purchase price at such foreclosure sale.

(b) If, in connection with or, during the continuance of an Event of Default, in anticipation of any foreclosure of any of the Collateral Agent’s Liens upon any Collateral, Secured Swap Obligations, Additional Senior Secured Debt and Senior Secured Notes representing at least a majority in outstanding principal amount of Secured Swap Obligations, Additional Senior Secured Debt and Senior Secured Notes then outstanding are transferred to and registered in the name of a single transferee for purposes of facilitating or executing a bid for such Collateral at the corresponding foreclosure sale, such transferee shall be entitled (to the fullest extent it may lawfully do so) to use and apply all then due and payable Finance Obligations outstanding to such transferee as a credit on account of the purchase price payable by such transferee for any Collateral sold to such transferee at such foreclosure sale, for all purposes related to bidding and making settlement or payment of the purchase price at such foreclosure sale, but only if all Noteholders, Additional Senior Secured Debt Holders and Swap Creditors consent thereto or if:

(i) each Creditor has been offered the opportunity to transfer to such transferee any or all of the Senior Secured Notes, Additional Senior Secured Debt and any Secured Swap Obligations outstanding held by such Creditor on terms equivalent to the most favorable terms offered by such transferee to any Creditor for or in connection with any transfer of Secured Swap Obligations, Additional Senior Secured Debt or Senior Secured Notes to such transferee; and

(ii) effective provision is made (or found by order of a court of competent jurisdiction to have been made) for the pro-rata sharing among the Credit Classes of proceeds of the Collateral, even if the proceeds received by Creditors other than such transferee are different in kind (if reasonably equivalent in value with at least equivalent liquidity) from the proceeds to be realized by such transferee if it is the successful bidder at the foreclosure sale.

(c) Each of the Loan Parties hereby grants, confirms and agrees to cooperate with and permit the exercise and enforcement of the rights set forth in this Section 4 07.

ARTICLE V

CERTAIN OBLIGATIONS ENFORCEABLE BY THE LOAN PARTIES

Section 5.01 Release of Liens.

(a) Without limiting its obligations set forth in the Collateral Documents, Additional Senior Secured Debt Documents and Note Documents, the Collateral Agent agrees for the benefit of the Loan Parties that if the Collateral Agent at any time receives a written certification signed by a Responsible Officer (an “Officer’s Certificate”) stating that the Collateral Agent is permitted or required (x) by the Indenture and any Additional Senior Secured Notes Document and (y) by Section 7.14 of the Security Agreement to release any property of any Loan Party described in such Officer’s Certificate from any Lien granted by a Collateral Document specified in such Officer’s Certificate, accompanied by the proposed instrument releasing such Lien as to such property, then, subject to both Section 3.02(c) and Article VI, the Collateral Agent will (upon receipt of a written certification of a Responsible Officer of the Company that the Trustee has received all documents, if any, required by the Trust Indenture Act and the Indenture) promptly and in any event within three Business Days thereafter, release such Lien upon such property by executing (and if necessary acknowledging in recordable form) such proposed instrument reasonably requested by the Loan Parties and delivering it to the applicable Loan Party requesting the same. Any such document shall be without recourse to or warranty by the Collateral Agent or the other Finance Parties.

(b) Any Collateral that is released automatically pursuant to Section 7.14 of the Security Agreement or any other Collateral Document shall be deemed to be automatically released under this Agreement without any action on the part of the Collateral Agent.

Section 5.02 Delivery of Copies to the Trustee, the Swap Representative and the Additional Senior Secured Debt Representative. The Collateral Agent shall deliver to the Trustee, each Additional Senior Secured Debt Representative and the Swap Representative requesting the same a copy of each Officer’s Certificate delivered to the Collateral Agent pursuant to Section 5.01, together with copies of all documents delivered to the Collateral Agent with such Officer’s Certificate. The Trustee, each Additional Senior Secured Representative and the Swap Representative shall not be obligated to take notice thereof or to act thereon.

ARTICLE VI

THE COLLATERAL AGENT

Section 6.01 No Implied Duty. The Collateral Agent shall not have any duties or responsibilities except those expressly assumed by it in this Agreement and the other Collateral Documents and shall not be required to take any action which is contrary to applicable law or any provision of this Agreement or the other Collateral Documents. Where the Collateral Agent is permitted but not required to take any action pursuant to any Collateral Document, the Collateral Agent may take any such action but shall have no obligation to take any such action without the direction of the Directing Creditors and the Collateral Agent shall not be liable to any party for not taking such action if the Directing Creditors have not directed the Collateral Agent to take such action. The Collateral Agent makes no representation as to the existence, validity, value, genuineness, perfection, priority or the collectability of any security or other document or other instrument held by or delivered to the Collateral Agent. The Collateral Agent shall not be called upon to advise any party as to the wisdom in taking or refraining to take any action with respect to the Collateral.

Section 6.02 Appointment of Co-Agents and Sub-Agents. The Collateral Agent may employ agents and appoint sub-agents or co-collateral agents as it determines appropriate in the performance of its duties hereunder. The Collateral Agent will exercise reasonable care in selecting any such agent, sub-agent or co-collateral agent but shall not otherwise be responsible or liable for any act or omission of any such agent, sub-agent or co-collateral agent.

Section 6.03 Other Agreements. The Collateral Agent has accepted and is bound by the Collateral Documents delivered to it as of the date of this Agreement and, subject to Section 7.01(b) and this Article VI, shall accept and be bound by all Collateral Documents delivered to it at any time after the date of this Agreement. The Collateral Agent shall not otherwise be bound by, or obligated to take cognizance of the provisions of, any agreement to which it is not a party, including any Swap Agreements, any Additional Senior Secured Debt Agreement and the Indenture. The Collateral Agent shall not be responsible for compliance with the terms of any Finance Document by any Loan Party and shall have no duty to monitor any such compliance.

Section 6.04 Solicitation of Instructions. The Collateral Agent may at any time solicit confirmatory instructions, including from the Directing Creditors or an order of a court of competent jurisdiction, as to any action which it may be requested or required to take, or which it may propose to take, in the performance of any of its obligations under this Agreement.

Section 6.05 Limitation of Liability. The Collateral Agent shall not be responsible or liable for any action taken or omitted to be taken by it hereunder or under any Collateral Document, except for its own gross negligence or willful misconduct.

Section 6.06 Documents in Satisfactory Form. The Collateral Agent shall be entitled to require that all agreements, certificates, opinions, instruments and other documents at any time submitted to it, including those expressly provided for in this Agreement, be delivered to it in a form and upon substantive provisions reasonably satisfactory to it.

Section 6.07 Entitled to Rely. The Collateral Agent may rely conclusively upon any certificate, notice or other document (including any electronic transmission) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons and need not investigate any fact or matter stated in any such document. The Collateral Agent may seek and rely upon any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any certification, instruction, notice or other writing delivered to it by any Loan Party in compliance with the provisions of this Agreement or delivered to it by the Trustee or the Swap Representative as to the Creditors whose action or consent is required for an instruction of Directing Creditors, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof. The Collateral Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or any signature reasonably believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. To the extent an officers’ certificate or an opinion of counsel is required or permitted under this Agreement to be delivered to the Collateral Agent in respect of any matter, the Collateral Agent may rely conclusively on such officers’ certificate or opinion of counsel as to such matter. The Collateral Agent may request an opinion of counsel, a certificate of a Responsible Officer, or both, at any time when it is required or requested to take any action (other than pursuant to Sections 2.04, 3.02, 5.01, 6.03 and 7.03(d) hereof or any similar provision of any Collateral Document) hereunder or under any Collateral Document stating that such action is permitted or authorized pursuant to the terms hereof and of the Finance Documents and that all conditions precedent to the taking of such action have been complied with and the Collateral Agent may rely conclusively on such officer’s certificate or opinion of counsel with respect thereto.

Section 6.08 Events of Default. The Collateral Agent shall not be required to inquire as to the occurrence or absence of any Event of Default under the Indenture, the Additional Senior Secured Debt Agreements, the Swap Agreements or any other Finance Document and shall not be affected by or required to act upon any notice or knowledge as to the occurrence of any Event of Default unless and until it receives a notice pursuant to Section 4.02.

Section 6.09 Actions by Collateral Agent. As to any matter not expressly provided for by this Agreement, the Collateral Agent shall act or refrain from acting as directed by the Directing Creditors and shall be fully protected in doing so.

Section 6.10 Security or Indemnity in Favor of the Collateral Agent. The Collateral Agent shall not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity which it, in its discretion, deems sufficient against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action. The Loan Parties hereby jointly and severally agree to provide such security or indemnity to the Collateral Agent promptly upon request by the Collateral Agent therefor.

Section 6.11 Resignation or Removal of the Collateral Agent. (i) The Collateral Agent may resign at any time by giving not less than 45 days’ notice of resignation to the Trustee, the Additional Senior Secured Debt Representative, any Swap Representative known to it, and the Company, and (ii) the Collateral Agent may be removed at any time, with or without cause, pursuant to the instructions of the Directing Creditors.

Section 6.12 Appointment of Successor Collateral Agent. Upon any resignation or removal of any Collateral Agent, a successor Collateral Agent may be appointed by the Trustee and the Additional Senior Secured Debt Representative, acting jointly, or by the instructions of the Directing Creditors, in each case with the consent (not to be unreasonably withheld) of the Company; provided that such consent shall not be required if the successor Collateral Agent is the Trustee or any Additional Senior Secured Debt Representative. If no successor Collateral Agent shall have been so appointed and shall have accepted such appointment within 45 days after the predecessor Collateral Agent gave notice of resignation or was removed, the retiring Collateral Agent may appoint a successor Collateral Agent, or petition a court of competent jurisdiction for appointment of a successor Collateral Agent, which shall be a bank or trust company (i) authorized to exercise corporate trust powers, (ii) acceptable to the Trustee and the Additional Senior Secured Debt Representative (or, if the Notes Priority Lien Debt Obligations have been repaid in full, the Swap Representative), (iii) having a combined capital and surplus of at least $50,000,000 and (iv) maintaining an office in New York, New York.

Section 6.13 Succession. When the Person so appointed as successor Collateral Agent accepts such appointment:

(i) such Person shall succeed to and become vested with either all the rights, powers, privileges and duties of the predecessor Collateral Agent or such other rights, powers, privileges and duties as may be agreed in writing at the time of appointment, and upon appointment of such Person as Collateral Agent the predecessor Collateral Agent shall be discharged from its duties and obligations hereunder, and

(ii) the predecessor Collateral Agent, upon payment of all amounts owed to it, shall promptly transfer all Collateral within its possession or control to the possession or control of the successor Collateral Agent and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable or reasonably requested by the successor Collateral Agent to transfer to the successor Collateral Agent all Liens, interests, rights, powers and remedies of the predecessor Collateral Agent in respect of the Collateral or under the Collateral Documents.

Thereafter the predecessor Collateral Agent shall remain entitled to enforce the immunities granted to it in this Article VI.

Section 6.14 Indenture Protections. The Collateral Agent shall be deemed to possess all of the rights and protections provided to the Trustee under the Indenture, including without limitation all of the rights provided to the Trustee in Sections 7.02, 7.03, 7.04 and 7.07 of the Indenture, and all of the rights and protections provided in Section 13.11 of the Indenture. Without limiting the generality of Section 6.01, except as expressly set forth in this Agreement, the Collateral Agent shall have no duties or obligations to any Loan Parties, the Trustee, the holders of any Senior Secured, any Additional Senior Secured Debt Holders or any Additional Senior Secured Debt Representative (including, without limitation, any fiduciary obligations). Each of the Trustee, any Loan Parties, the holders of any Senior Secured, any Additional Senior Secured Debt Holders and any Additional Senior Secured Debt Representative acknowledges and agrees that (i) entering into this Agreement is an arm’s-length transaction among the parties hereto, and the parties hereto are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction, the Collateral Agent is and has been acting solely as a principal and is not the agent or fiduciary of any of the parties hereto, the holders of any Senior Secured Notes or their respective affiliates, stockholders, creditors or employees or any other party; (iii) without limiting the generality of Section 2.06, the Collateral Agent has not assumed and will not assume an advisory or fiduciary responsibility in favor of any party with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether the Collateral Agent or its affiliates has advised or is currently advising any other party on other matters) or any other obligation to any party other than the obligations expressly set forth in this Agreement; (iv) the Collateral Agent and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the other parties hereto and the Collateral Agent has no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (v) the Collateral Agent not provided any legal, accounting, regulatory or tax advice with respect to any offering of securities or lending transaction and the parties hereto have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

Section 6.15 Indemnity.

(a) The Company shall indemnify the Note Collateral Agent, each Finance Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related reasonable and documented out-of-pocket fees, expenses (including the reasonable fees, disbursements and other charges of one counsel for all Indemnitees and, if necessary, of a single separate firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest (as reasonably determined by the Indemnitee affected by such conflict) where such Indemnitee informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Finance Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions (as defined in the Indenture) or any other transactions contemplated hereby, (ii) any extension of credit under the Finance Documents or the use of the proceeds therefrom, (iii) any Environmental Liability related in any way to the Loan Parties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Company, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses or fees (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, its Affiliates or any of its Related Parties, (ii) result from a material breach of the obligations of any such Indemnitee or one of its Related Parties under the Finance Documents or (iii) disputes brought by and between and among Indemnities (not involving an act or omission of the Company, the Loan Parties or their Affiliates as determined by a court of competent jurisdiction in a final and non-appealable decision); provided that the Notes Collateral Agent and the Finance Parties shall remain indemnified in respect of such disputes to the extent otherwise entitled to be so indemnified.

(b) To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby. All amounts due under this Section shall be paid, unless otherwise specified, promptly after written demand therefor.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Amendment.

(a) This Agreement may be amended or supplemented from time to time by the written agreement of the Loan Parties and the Collateral Agent, acting pursuant to the instructions of the Directing Creditors if so required pursuant to Article III and in compliance with Section 3.02.

(b) Notwithstanding anything contained herein or in any Collateral Document, any Collateral Document or amendment or supplement to any Collateral Document that, in each case, imposes any obligation upon the Collateral Agent not contemplated by this Agreement or adversely affects the rights of the Collateral Agent in its individual capacity will become effective only with the consent of the Collateral Agent in its individual capacity. The Collateral Agent shall promptly receive copies of all Collateral Documents and all amendments and supplements thereto.

Section 7.02 [Reserved]

Section 7.03 Successors and Assigns; Additional Trustee or Agent Joinder.

(a) This Agreement is legally binding upon and enforceable against the Collateral Agent. Except as provided in Section 6.02 or in any Collateral Document, the Person acting as Collateral Agent may not, in its individual capacity, delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights shall be void. All obligations of the Collateral Agent hereunder shall inure to the benefit of, and be enforceable by, the Trustee, the

Additional Senior Secured Debt Representative, the Swap Representative and each present and future holder of Finance Obligations, each of whom shall be entitled to enforce this Agreement as a third party beneficiary hereof, and all of their respective successors and assigns.

(b) This Agreement is further binding upon each of the Loan Parties and their respective successors. No Loan Party may delegate any of its duties or assign any of its rights hereunder without prior written consent pursuant to Section 3.02(b), and any attempted delegation or assignment of any such duties or rights shall be void.

(c) The obligations of the Collateral Agent set forth in Sections 5.01 and 5.02 of this Agreement shall also be enforceable by the Loan Parties directly affected by any breach thereof and their respective successors and assigns.

(d) The Company may from time to time designate, by notice to the Collateral Agent, the Trustee and each Additional Senior Secured Debt Representative (such notice, the “Designation”), additional obligations (whether outstanding on the date of such designation or on a prospective “when issued basis”) as (i) “Additional Senior Secured Debt”, identifying the relevant “Additional Senior Secured Debt Representative” or (ii) “Secured Swap Obligations”, identifying the relevant Swap Creditor, which in each case is secured by the Collateral and entitled to be treated with respect thereto pursuant to this Agreement (it being understood that if such notice is prospective such designation is contingent upon the issuance or incurrence of the related obligations in compliance with this Agreement); provided that (x) such Additional Senior Secured Debt must satisfy the requirements specified in the definition thereof and that the Additional Senior Secured Debt Representative must execute and deliver a Joinder as required by Section 7.03(e), (y) such Secured Swap Obligations must satisfy the requirements specified in the definition thereof and that the applicable Swap Creditor must execute and deliver a Sharing Confirmation and (z) the Company shall not designate any obligations with respect to Swap Agreements as, and no such obligations shall be permitted to constitute, Additional Senior Secured Debt.

(e) Upon the Loan Parties' entering into any additional indenture or agreement constituting the “Indenture” or the “Additional Senior Secured Debt Agreement” pursuant to the definitions thereof, as the case may be, a trustee or an agent under such indenture or agreement shall become a party to this Agreement by executing and delivering its written agreement substantially in the form of Exhibit A hereto (the “Joinder”), for the enforceable benefit of the Collateral Agent, the Swap Creditors, each Additional Senior Secured Debt Representative and the Trustee, that: (i) all Finance Obligations shall be and are secured equally and ratably by all Liens and all Collateral at any time granted by the Loan Parties to secure any Finance Obligations; (ii) all such Liens shall be enforceable by the Collateral Agent for all holders of Finance Obligations equally and ratably (subject to Section 4.05); (iii) such trustee or agent on behalf of the applicable debtholders consents to and will be bound by the provisions of this Agreement including those relating to the order of application of proceeds from enforcement of the Collateral Agent’s Liens upon the Collateral; (iv) such trustee or agent consents to and directs the Collateral Agent to perform its obligations under this Agreement and (v) such trustee or agent is authorized by the requisite debtholders (which authorization may be set forth in the relevant indenture or agreement) to execute the Joinder. Upon execution of the Joinder, such trustee or agent shall automatically become a party to this Agreement with the same force and effect as if an original party hereunder. The execution and delivery of such Joinder shall not require the consent of any other Finance Party hereunder.

Section 7.04 Delay and Waiver. No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement or any of the other Collateral Documents shall impair any such right, power or remedy or operate as a waiver thereof. No single or partial exercise of any such right, power or remedy shall preclude any other or future exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

Section 7.05 Notices. Any communications, including notices and instructions, between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to the Collateral Agent:	The Bank of New York Mellon Trust Company, N.A. 10161 Centurion Parkway Jacksonville, FL 32256 Attn: American Tire Collateral Agent (Telecopy No. 904-645-1921)

If to the Trustee:	The Bank of New York Mellon Trust Company, N.A. 10161 Centurion Parkway Jacksonville, FL 32256 Attn: American Tire Trustee (Telecopy No. 904-645-1921)

If to the Swap Representative:	At is address in the Sharing Confirmation

To any additional trustee or agent, joining pursuant to Section 7.03(d):	At its address in the Joinder

If to any Loan Party:	American Tire Distributors, Inc. 12200 Herbert Wayne Court, Suite 150 Huntersville, North Carolina 28078 Attention: David Dyckman Facsimile No.: (704) 992-1451

If to any Additional Senior Secured Debt Representative:	At the address in the Joinder

Unless it has actual knowledge (including by way of written notice from a Swap Creditor or the Swap Representative) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Swap Agreements are in existence. Each notice hereunder shall be in writing and may be personally served, telexed or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to the Collateral Agent, the Trustee or any Additional Senior Secured Debt Representative shall be effective unless and until received by its officer responsible for the administration of the transaction contemplated hereby. Each party may change its address for notice hereunder to any other location within the continental United States by giving written notice thereof to the other parties as set forth in this Section 7.05.

Section 7.06 Entire Agreement. This Agreement states the complete agreement of the parties relating to the undertaking of the Collateral Agent set forth herein and supersedes all oral negotiations and prior writings in respect of such undertaking.

Section 7.07 Force Majeure. In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 7.08 [Reserved]

Section 7.09 Obligations Secured. All obligations of the Loan Parties set forth in or arising under this Agreement shall be Finance Obligations and are secured by all Liens granted by the Collateral Documents.

Section 7.10 Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any respect or in any jurisdiction, the validity, legality and enforceability of such provision in all other respects and of all remaining provisions, and of such provision in all other jurisdictions, shall not in any way be affected or impaired thereby. If any provision of this Agreement limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), that is required under the Trust Indenture Act to be part of and govern any provision of the Indenture, such provision of the Trust Indenture Act shall control. If any provision of this Agreement modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, such provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or excluded.

Section 7.11 Governing Law; Jurisdiction Etc.

(a) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b) Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT OR THE

TRUSTEE MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.05. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 7.12 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY NOTE DOCUMENT IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY NOTE DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.13 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement, except when used to reference such sections.

Section 7.14 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart thereof. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by each party of written or telephonic notification of such execution and authorization of delivery thereof.

Section 7.15 Intercreditor Agreement. Reference is made to the Lien Subordination and Intercreditor Agreement, dated as of May 28, 2010, among Bank of America, N.A., as collateral agent for the ABL Secured Parties referred to therein and Bank of New York, as collateral agent for the Priority Lien Debt Secured Parties referred to therein and the subsidiaries of the Company named therein (the “Intercreditor Agreement”). Each of the Collateral Agent and the Trustee (and through its acceptance hereof, each Additional Senior Secured Debt Representative and each Swap Creditor) (a) consents to the subordination of Liens provided for in the Intercreditor Agreement and (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement. The foregoing provisions are intended as an inducement to the lenders under the ABL Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	AMERICAN TIRE DISTRIBUTORS, INC.

	By:	/s/ J. Michael Gaither
		Name:	J. Michael Gaither
		Title:	Executive Vice President, General Counsel and Secretary

HOLDINGS:	AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

	By:	/s/ J. Michael Gaither
		Name:	J. Michael Gaither
		Title:	Executive Vice President, General Counsel and Secretary

Signature Page – Collateral Agency Agreement

COLLATERAL AGENT:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent

	By:	/s/ Christie Leppert
		Name:	Christie Leppert
		Title:	Vice President

TRUSTEE:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

	By:	/s/ Christie Leppert
		Name:	Christie Leppert
		Title:	Vice President

Signature Page – Collateral Agency Agreement

COLLATERAL AGENT:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent

	By:	/s/ Christie Leppert
		Name:	Christie Leppert
		Title:	Vice President

TRUSTEE:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

	By:	/s/ Christie Leppert
		Name:	Christie Leppert
		Title:	Vice President

Signature Page – Collateral Agency Agreement

EXHIBIT A

Form of Joinder Agreement

JOINDER AGREEMENT dated as of                 , 20     (as amended, modified or supplemented from time to time, this “Agreement”) among                                          (the “New Collateral Agency Party”), AMERICAN TIRE DISTRIBUTORS, INC., a Delaware corporation (the “Company”), AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC., a Delaware corporation (“Holdings”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as collateral agent (together with its successor or successors in such capacity, the “Collateral Agent”), and as Trustee for the Noteholders under the Indenture (each as defined below) (together with its successor or successors in such capacity, the “Trustee”). Defined terms used but not otherwise defined herein shall have the meanings assigned to them in the Collateral Agency Agreement (defined below).

The Company has issued 9.75% Senior Secured Notes due 2017 (together with any Exchange Notes (as defined in the Indenture) with respect thereto the “Initial Senior Secured Notes”) pursuant to an Indenture, dated as of May 28, 2010 (as amended, restated, supplemented or modified from time to time and including any one or more indentures or agreements extending the maturity of, refinancing or otherwise restructuring all or any portion of the obligations of the Company under such Indenture or any successor indenture, indentures, agreement or agreements, as the case may be, the “Indenture”) among the Company, Holdings, the Subsidiary Guarantors (as defined below), the Trustee and the other agents from time to time party thereto.

The obligations of the Company under and in respect of the Senior Secured Notes are and will be, as the case may be, and in respect of certain other Finance Obligations may be guaranteed by Holdings and certain material direct and indirect wholly-owned domestic subsidiaries of the Company (the “Subsidiary Guarantors”). The Company, Holdings and the Subsidiary Guarantors are herein referred to individually as a “Loan Party” and, collectively, as the “Loan Parties.” The obligations of the Company and the other Loan Parties in respect of the Senior Secured Notes and, as the case may be, the other Finance Obligations are and will be secured by a security interest in the Collateral.

Without providing any commitments to any Loan Party as to the funding of future indebtedness, the Indenture permits the Company and other Loan Parties from time to time to incur indebtedness which they are otherwise permitted to incur under the Indenture.

The Company has also entered into that certain Intercreditor and Collateral Agency Agreement, dated as of May 28, 2010 (as amended, restated, supplemented or modified from time to time, the “Collateral Agency Agreement”), among the Company, the Collateral Agent and the Trustee, which sets forth the terms on which the Collateral Agent has undertaken to accept, hold and enforce the security interests described above and all related rights, interests and powers as agent for, and for the benefit exclusively of, the present and future holders of the Senior Secured Notes, Swap Creditors and Additional Senior Secured Debt Holders and describes the relative rights and obligations of the Trustee on behalf of the Noteholders, the Swap Representative on behalf of one or more Swap Creditors and the Additional Senior Secured Debt Representative on behalf of the Additional Senior Secured Debt Holders with respect to the Collateral.

Section 7.03 of the Collateral Agency Agreement requires that, upon the Loan Parties’ entering into any additional indenture or agreement constituting the “Indenture” or an “Additional Senior Secured Debt Agreement” pursuant to the definitions thereof (such additional indenture or agreement, the “New Debt Agreement”), as the case may be, a trustee or an agent under such indenture or agreement shall become a party to the Collateral Agency Agreement.

Accordingly, in consideration of the mutual agreements set forth herein, the New Collateral Agency Party and the Company hereby agree as follows:

Section 1. Designation. The Company hereby designates the New Debt Agreement as the “Additional Senior Secured Debt Agreement,” indebtedness incurred under the New Debt Agreement as the “Additional Senior Secured Debt” and [describe the agent or trustee under the New Debt Agreement] as the “Additional Senior Secured Debt Representative.”

Section 2. Joinder. In accordance with Section 7.03(d) of the Collateral Agency Agreement, the New Collateral Agency Party agrees, for the enforceable benefit of the Collateral Agent, the Swap Creditors, each Additional Senior Secured Debt Representative and the Trustee, that: (i) all Additional Senior Secured Debt shall be and are secured equally and ratably by all Liens and all Collateral at any time granted by the Loan Parties to secure any Finance Obligations; (ii) all such Liens shall be enforceable by the Collateral Agent for all holders of Finance Obligations and Additional Senior Secured Debt equally and ratably (subject to Section 4.05 of the Collateral Agency Agreement); (iii) such New Collateral Agency Party on behalf of the applicable debtholders under the New Debt Agreement consents to and will be bound by the provisions of the Collateral Agency Agreement including those relating to the order of application of proceeds from enforcement of the Collateral Agent’s Liens upon the Collateral; (iv) such New Collateral Agency Party consents to and directs the Collateral Agent to perform its obligations under the Collateral Agency Agreement and (v) such New Collateral Agency Party is authorized by the requisite debtholders under the New Debt Agreement (which authorization may be set forth in the relevant New Debt Agreement) to execute this Agreement.

Section 3. Representations and Warranties.

(a) The New Collateral Agency Party hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by the New Collateral Agency Party, and each of this Agreement and the Collateral Agency Agreement, as acceded to hereby by the New Collateral Agency Party, constitutes a valid and binding agreement of the New Collateral Agency Party, enforceable against the New Collateral Agency Party in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The Company hereby represents and warrants that the indebtedness incurred under the New Debt Agreement complies with the definition of “Additional Senior Secured Debt” set forth in the Collateral Agency Agreement.

Section 2. Effectiveness. This Agreement and the accession of the New Collateral Agency Party to the Collateral Agency Agreement as provided herein shall become effective with respect to the New Collateral Agency Party when the Company, the Collateral Agent, and the Trustee shall have received a counterpart of this Agreement duly executed by the New Collateral Agency Party (with a copy to any Additional Senior Secured Debt Representative).

Section 3. Integration; Confirmation. On and after the date hereof, the Collateral Agency Agreement shall be supplemented as expressly set forth herein; all other terms and provisions of the Collateral Agency Agreement, the other Finance Documents and the respective Schedules thereto shall continue in full force and effect and unchanged and are hereby confirmed in all respects.

Section 4. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED

2

AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW.

Section 5. Address for Notices. Any communications, including notices and instructions or notices provided in the Collateral Agency Agreement to be given to the Additional Senior Secured Debt Holders or Additional Senior Secured Debt Representative under the New Debt Agreement, may be given to the following address:

[INSERT NOTICE INSTRUCTIONS]

Section 6. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be transmitted and/or signed by facsimile and if so transmitted or signed, shall, subject to requirements of law, have the same force and effect as a manually signed original and shall be binding on the New Collateral Agency Party, the Agents and the Secured Parties. The Collateral Agent may also require that this Agreement be confirmed by a manually signed original hereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[NEW COLLATERAL AGENCY PARTY NAME]

By:
Name:
Title:

COMPANY:	AMERICAN TIRE DISTRIBUTORS, INC.

By:
Name:
Title: